Exhibit 99.1

ACE Limited Bärengasse 32 CH-8001 Zurich Switzerland	+41 (0)43 456 76 00 main +41 (0)43 456 76 01 fax www.acelimited.com

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@acegroup.com

Media Contact:	Stephen M. Wasdick
(212) 827-4444
stephen.wasdick@acegroup.com

ACE REPORTS SECOND QUARTER 2010 NET INCOME OF $677 MILLION, UP 27%;

OPERATING INCOME OF $688 MILLION AND COMBINED RATIO OF 89.7%;

OPERATING INCOME PER SHARE GUIDANCE AFFIRMED AT TOP END OF RANGE

ZURICH, July 27, 2010 — ACE Limited (NYSE: ACE) today reported net income for the quarter ended June 30, 2010, of $1.98 per share, compared with $1.58 per share for the same quarter last year.(1) Income excluding net realized gains (losses) was $2.01 per share, compared with $2.09 per share for the same quarter last year.(2) Book value increased $774 million during the quarter, up 4% from March 31, 2010. Book value per share now stands at $63.20. Annualized operating return on average equity for the quarter was 13.8%.(3) The property and casualty (P&C) combined ratio for the quarter was 89.7%.

Second Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2010	2009	Change	2010	2009	Change
Net income	$677	$535	27%	$1.98	$1.58	25%

Net realized gains (losses), net of tax	(11)	(171)	NM	(0.03)	(0.51)	NM

Income excluding net realized gains (losses), net of tax (2)	$688	$706	(3)%	$2.01	$2.09	(4)%

Net income for the six months ended June 30, 2010, was $4.21 per share, compared with $3.27 per share for 2009. For the six months ended June 30, 2010, income excluding net realized gains (losses) was $3.72 per share, compared with $4.08 per share for 2009. Book value increased $1.7 billion, up 9% during the six months ended June 30, 2010. The P&C combined ratio for the six months ended June 30, 2010, was 91.2%.

Six Months Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2010	2009	Change	2010	2009	Change
Net income	$1,432	$1,102	30%	$4.21	$3.27	29%

Net realized gains (losses), net of tax	165	(273)	NM	0.49	(0.81)	NM

Income excluding net realized gains (losses), net of tax (2)	$1,267	$1,375	(8)%	$3.72	$4.08	(9)%

Evan G. Greenberg, Chairman and Chief Executive Officer of ACE Limited, commented:

“ACE had an excellent second quarter and first half. In the quarter, we produced operating income of $688 million and grew book value per share by almost 4%, and 8% year to date. Our operating ROE for the quarter was 13.8%.

“For the industry, this was an active quarter for natural catastrophes in the U.S., and for ACE, our total catastrophe losses were double the amount from the prior year. I believe our combined ratio of 89.7% speaks to our risk management, balance of operations, overall reserve strength and underlying underwriting performance.

“Slow economic recovery in the major developed economies of the United States, Europe and Japan and competitive global insurance markets impacted total premium growth, and I expect these conditions will be with us for some time. However, we continue to identify and realize opportunities for profitable growth as a result of our on-the-ground local presence globally and a broad specialty-oriented product capability.

“We are affirming the guidance we provided in January, which was $6.25 - $6.75 per share of operating income, and now expect to be at the top end of the range.”

Operating highlights for the quarter ended June 30, 2010, were as follows (1):

•

Net premiums written were flat and net premiums earned decreased 1%. Excluding the impact of foreign exchange, net premiums written decreased 2% while net premiums earned decreased 3%. Adjusting for a large loss portfolio transaction written in 2009 and lower crop written premium than in 2009, the growth rate in constant dollars was 2%.

•

Total catastrophe losses were $81 million including reinstatement premiums compared with $31 million for the second quarter of 2009. Net after-tax catastrophe losses were $62 million compared with $24 million for the second quarter of 2009.

•	Favorable prior period development pre-tax was $149 million, compared with $158 million in 2009.

•	The P&C combined ratio was 89.7% compared with 87.7% last year.

•	P&C underwriting income was $294 million compared with $355 million in 2009.

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•	Operating cash flow was $868 million.

•	Net loss reserves decreased $286 million. Excluding foreign exchange valuation, net loss reserves decreased $33 million.

•	Net investment income increased 2% to $518 million.

•	Annualized operating return on average equity was 13.8%.(3)

•	Book value per share(4) increased 4% from $60.94 at March 31, 2010, to $63.20, and increased 8% from $58.44 at December 31, 2009.

•	Tangible book value per share(4) increased 5% from $49.48 at March 31, 2010, to $51.88, and increased 11% from $46.76 at December 31, 2009.

•

Net realized and unrealized gains after tax from our investment portfolio totaled approximately $426 million. Net realized losses from derivative accounting related to the guaranteed minimum income benefits (GMIBs) of our life reinsurance business, net of associated hedges, were approximately $160 million due to the increase in fair value liability of the variable annuity business, driven by decreases in interest rates and equity markets.

Details of our financial results for our business segments are available in the ACE Limited Financial Supplement. Key segment items for the quarter ended June 30, 2010, include:

•	Insurance-North American: Net premiums written decreased 1%. The combined ratio was 90.3% compared with 90.0%.

•	Insurance-Overseas General: Net premiums written increased 3%. Adjusting for the impact of foreign exchange, they decreased 1%. The combined ratio was 90.9% compared with 89.8%.

•	Global Reinsurance: Net premiums written decreased 12%. The combined ratio was 64.7% compared with 48.2%.

•	Life: Net premiums written increased 7%. Operating income increased to $78 million compared with $66 million.

Please refer to the ACE Limited Financial Supplement dated June 30, 2010, which is posted on the company’s website in the Investor Information section, and access Financial Reports for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio, and capital structure. The URL reference is: http://media.corporate-ir.net/media_files/irol/10/100907/fin_supp_june 30 2010.xls.

ACE will host its second quarter earnings conference call and webcast on Wednesday, July 28, 2010, beginning at 8:30 a.m. ET. The earnings conference call will be available via live and archived webcast at www.acelimited.com or by dialing 888-428-9507 (within the United States) or 719-325-2192 (international); passcode 6802447. Please refer to the ACE Limited website in the Investor Information section under Calendar of Events for details. A replay of the call will be available for approximately one month. To listen to the replay, dial: 888-203-1112 (in the United States) or 719-457-0820 (international); passcode 6802447.

Celebrating 25 years of insuring progress, the ACE Group is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited (NYSE:ACE), a component of the S&P 500 stock index, the ACE Group conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries. Additional information can be found at: www.acelimited.com

(1)	All comparisons are with the same period last year unless specifically stated.

(2)	Non-GAAP Financial Measures:

Operating Income or Income excluding net realized gains (losses), net of tax is a common performance measurement for insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) and net realized gains (losses) included in Other income (expense) related to partially-owned entities because the amounts of these gains (losses) do not relate to their respective operations.

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Underwriting income is calculated by subtracting losses and loss expenses, policy benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest and income tax expense and net realized gains (losses). Life underwriting income includes net investment income. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

See reconciliation of Non-GAAP Financial Measures on page 26 in the Financial Supplement. These measures should not be viewed as a substitute for net income determined in accordance with generally accepted accounting principles (GAAP).

(3)

Calculated using income excluding net realized gains (losses) divided by average shareholders’ equity for the period excluding unrealized gains (losses) on investments and the deferred tax component included in shareholders’ equity. To annualize a quarterly rate, multiply by four.

(4)

Book value per common share is shareholders’ equity divided by the shares outstanding. Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding.

NM – not meaningful comparison

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to guidance, economic outlook, insurance market conditions, and company performance reflect the company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, the company’s forward-looking statements could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in the company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

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ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	June 30 2010	December 31 2009
Assets
Investments	$48,549	$46,515
Cash	668	669
Insurance and reinsurance balances receivable	3,958	3,671
Reinsurance recoverable on losses and loss expenses	13,132	13,595
Other assets	13,853	13,530

Total assets	$80,160	$77,980

Liabilities
Unpaid losses and loss expenses	$37,062	$37,783
Unearned premiums	6,836	6,067
Other liabilities	14,852	14,463

Total liabilities	58,750	58,313

Shareholders’ equity
Total shareholders’ equity	21,410	19,667

Total liabilities and shareholders’ equity	$80,160	$77,980

Book value per common share (4)	$63.20	$58.44

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ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2010	2009	2010	2009
Gross premiums written	$5,154	$5,117	$9,944	$9,652
Net premiums written	3,420	3,415	6,991	6,839
Net premiums earned	3,233	3,266	6,510	6,460

Losses and loss expenses	1,800	1,821	3,721	3,637
Policy benefits	87	78	174	177
Policy acquisition costs	536	523	1,090	1,004
Administrative expenses	463	454	923	874

Underwriting income (2)	347	390	602	768

Net investment income	518	506	1,022	1,008
Net realized gains (losses)	9	(225)	177	(346)
Interest expense	52	56	104	109
Other income (expense)	(3)	21	1	7
Income tax expense	142	101	266	226

Net income available to holders of common shares	$677	$535	$1,432	$1,102

Diluted earnings per share:
Income excluding net realized gains (losses) (2)	$2.01	$2.09	$3.72	$4.08
Net income	$1.98	$1.58	$4.21	$3.27

Weighted average diluted shares outstanding	341.2	337.5	340.4	336.5

Loss and loss expense ratio	58.8%	58.2%	60.3%	58.9%
Policy acquisition cost ratio	16.5%	16.1%	16.8%	15.7%
Administrative expense ratio	14.4%	13.4%	14.1%	13.0%

Combined ratio	89.7%	87.7%	91.2%	87.6%

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ACE Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2010	2009	2010	2009
Gross Premiums Written
Insurance - North American	$2,649	$2,664	$4,779	$4,742
Insurance - Overseas General	1,787	1,710	3,658	3,403
Global Reinsurance	320	359	719	738
Life	398	384	788	769

Total	$5,154	$5,117	$9,944	$9,652

Net Premiums Written
Insurance - North American	$1,438	$1,454	$2,833	$2,846
Insurance - Overseas General	1,302	1,265	2,722	2,592
Global Reinsurance	289	329	660	688
Life	391	367	776	713

Total	$3,420	$3,415	$6,991	$6,839

Net Premiums Earned
Insurance - North American	$1,326	$1,415	$2,696	$2,852
Insurance - Overseas General	1,263	1,246	2,514	2,430
Global Reinsurance	256	241	532	479
Life	388	364	768	699

Total	$3,233	$3,266	$6,510	$6,460

Income Excluding Net Realized Gains (Losses) (2)
Insurance - North American	$313	$307	$622	$628
Insurance - Overseas General	186	190	342	399
Global Reinsurance	155	185	273	329
Life	78	66	150	119
Corporate	(44)	(42)	(120)	(100)

Total	$688	$706	$1,267	$1,375

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